Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2006 Second Quarter Results

    ST. LOUIS--(BUSINESS WIRE)--July 27, 2006--Build-A-Bear Workshop, Inc. (NYSE: BBW):

    --  Earnings per diluted share were $0.15, including U.K.
        acquisition dilution of $0.15 and stock-based compensation expense of $0.02, vs. $0.17 in 2005.

    -- Company confirms previously announced guidance for 2006 earnings at the low end of the $1.44 to $1.53 range. Guidance includes U.K. acquisition dilution of approximately $0.13, stock-based compensation expense of approximately $0.08 and distribution center transition cost of approximately $0.04.

    -- Company updates investors on strategic initiatives including U.K. acquisition integration and company-owned distribution center.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced that total revenue for the fiscal 2006 second quarter (13 weeks ended July 1, 2006) increased 27.1% to $93.7 million, compared to $73.7 million in the prior year's second quarter (13 weeks ended July 2, 2005).
    Fiscal 2006 second quarter results reflect the company's acquisition of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., its franchisee in the U.K.
    Second quarter net income was $3.0 million or $0.15 per share. These results, which include the impact of $0.15 per share for U.K. acquisition dilution and $0.02 per share for stock-based compensation expenses, compare to net income of $3.5 million, or $0.17 per diluted share in last year's second quarter.
    "We are encouraged by our core North American earnings performance this quarter and remain confident in our full year earnings outlook," said Chairman and Chief Executive Bear, Maxine Clark. "While our comp store sales results in the second quarter did not meet our expectations, our profitable business model, which includes strong and consistent merchandise margins, profitable store operations and disciplined expense control efforts, gives us confidence in our ability to deliver earnings growth even in this difficult consumer environment. We continue to make positive progress with our U.K. store conversions, systems integration and marketing plans. I am also pleased to report that we are on track with our Ohio distribution center, and expect it to become fully operational in September. These strategic initiatives are building blocks for the long term growth of our business. We remain focused on managing our business for long term growth and shareholder value."

    Fiscal 2006 Second Quarter

    Fiscal 2006 second quarter total revenue includes net retail sales of $93.0 million, an increase of $19.7 million or 27.0% compared to last year's second quarter. Net retail sales growth was driven by new stores opened during the past twelve months in North America, U.K. acquisition sales, and an increase in Internet sales of 32.3% to $1.7 million. Comparable store sales in North America declined 4.4%. Second quarter total revenue also includes revenue from international franchise fees and third-party licensing.
    The second quarter net income of $3.0 million reflects several items directly related to the U.K. acquisition, including an operating loss of $2.7 million, lost interest income and lost franchise revenue, as well as, stock-based compensation expense of $0.8 million pretax ($0.4 million net of tax). As anticipated, retail gross margin rate decreased to 43.9%, from 47.1% in the fiscal 2005 second quarter, due to higher store occupancy costs in the U.K. Fiscal 2006 second quarter results also reflect a higher effective tax rate compared to last year resulting from the impact of the U.K. acquisition.
    During the 2006 second quarter, the company opened 14 new Build-A-Bear Workshop(R) (BABW) retail stores in North America, as planned, compared with opening 13 new BABW stores during the 2005 second quarter. In addition, the company opened two new friends 2B made stores inside new BABW stores located in Riverside, Calif. (Promenade at Temecula) and in Boston's historic Faneuil Hall. Also during the quarter the company opened one new ballpark store at the new Busch Stadium - home of the St. Louis Cardinals - in St. Louis and reopened three ballpark stores in Philadelphia, Cincinnati and Cleveland.
    Build-A-Bear Workshop stores at the end of the second quarter totaled 205 in the United States and 11 in Canada (excluding ballpark and zoo stores).

    U.K. Acquisition

    On April 3, 2006, the company announced that it had completed the acquisitions of The Bear Factory Limited and Amsbra, Ltd. The company ended the quarter with 40 stores in the U.K. and Ireland and is in the process of converting and rebranding 25 Bear Factory stores. The company began converting the Bear Factory stores to Build-A-Bear Workshop stores in May and expects to complete the store conversions in time for the 2006 holiday season.
    As previously disclosed, the company anticipates U.K. acquisition dilution of approximately $0.10 -$0.12 per share in the fiscal 2006 third quarter (13 weeks ended September 30, 2006) and accretion of approximately $0.11 - $0.15 per share in the fiscal 2006 fourth quarter (13 weeks ended December 30, 2006).
    The company further expects the acquisition to be accretive to earnings per share in fiscal 2007.

    International Franchising

    During the quarter international franchisees opened three new international stores; international stores totaled 21 at the end of the second quarter. The company recently signed a franchise agreement to open Build-A-Bear Workshop stores in Russia. This agreement brings the total number of international countries with franchise agreements to 15.
    In fiscal 2006 the company expects international franchise fee revenue to total approximately $3.0 million. International franchise fee revenue excludes the company's U.K.-based stores which are now reflected in retail sales following the acquisition of Amsbra, Ltd.

    Outlook

    The company also reaffirmed its previously disclosed guidance for fiscal 2006 (52 weeks ended Dec. 30, 2006) earnings per share (EPS) to be at the low end of the range of $1.44 - $1.53. This guidance includes the anticipated U.K. acquisition dilution of approximately $0.13 per diluted share, stock-based compensation expense of approximately $0.08 per diluted share ($2.7 million pretax, $1.6 million net of tax) and distribution center transition costs of approximately $0.04 per diluted share ($1.4 million pretax, $0.8 million net of tax). The company expects fiscal 2006 North American comparable store sales will be in the flat to negative low single digit range.
    The guidance also assumes that earnings per diluted share for the third quarter will be between $0.09 - $0.12, which includes U.K. acquisition dilution of approximately $0.10-$0.12 per diluted share, stock-based compensation expense of approximately $0.02 per diluted share, and distribution center transition costs of $0.04 per diluted share. North American comp store sales in the fiscal 2006 third quarter are expected to decline in the mid-single digit range, while fourth quarter North American comparable store sales are expected to be in the flat to negative low single digit range.
    In North America, Build-A-Bear Workshop expects to open a total of 31 new BABW stores and four new friends 2B made stores, one that will be separate from BABW stores, in fiscal 2006. In the U.K., the company plans to open approximately three new Build-A-Bear Workshop stores in fiscal 2006; we expect international franchisees to open 10 to 12 new stores.
    Ten new North America BABW stores are planned to open in the third quarter, compared with opening seven new BABW stores during the 2005 third quarter.

    Today's Conference Call Webcast

    Today at 8:30 a.m. EST, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2006 second quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 255 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)

                              13 Weeks    % of     13 Weeks    % of
                               Ended      Total     Ended      Total
                              July 1,    Revenues  July 2,    Revenues
                               2006       (1)       2005       (1)
                             ----------- -------- ----------- --------
Revenues:
   Net retail sales         $    92,962    99.3  $    73,279     99.4
   Franchise fees                   636     0.7          334      0.5
   Licensing revenue                 59     0.1           86      0.1
                             ----------- -------  ----------- --------
      Total revenues             93,656   100.0       73,699    100.0
                             ----------- -------  ----------- --------
Costs and expenses:
   Cost of merchandise sold      52,190    56.1       38,778     52.9
   Selling, general and
    administrative               34,783    37.1       27,728     37.6
   Store preopening               1,582     1.7        1,929      2.6
   Interest expense
    (income), net                  (299)   (0.3)        (378)    (0.5)
                             ----------- -------  ----------- --------
      Total costs and
       expenses                  88,256    94.2       68,057     92.3
                             ----------- -------  ----------- --------
      Income before income
       taxes                      5,400     5.8        5,642      7.7
Income tax expense                2,402     2.6        2,147      2.9
                             ----------- -------  ----------- --------
      Net income            $     2,999     3.2  $     3,495      4.7
                             ===========          ===========

Earnings per common share:
   Basic                    $      0.15          $      0.18
                             ===========          ===========
   Diluted                  $      0.15          $      0.17
                             ===========          ===========
Shares used in computing
 common per share amounts:
   Basic                     20,152,761           19,801,598
   Diluted                   20,425,749           20,223,601

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



         BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
  Unaudited Condensed Consolidated Statements of Operations
   (dollars in thousands, except share and per share data)

                                           % of                 % of
                                26 Weeks    Total   26 Weeks    Total
                                Ended July Revenue  Ended July Revenue
                                 1, 2006     (1)     2, 2005     (1)
                               ----------- ------- ----------- -------
Revenues:
  Net retail sales            $   190,692   99.2  $   159,002    99.5
  Franchise fees                    1,326    0.7          640     0.4
  Licensing revenue                   270    0.1          116     0.1
                               ----------- ------  ----------- -------
    Total revenues                192,287  100.0      159,758   100.0
                               ----------- ------  ----------- -------
Costs and expenses:
  Cost of merchandise sold        102,050   53.5       81,175    51.1
  Selling, general and
   administrative                  70,234   36.5       57,573    36.0
  Store preopening                  2,197    1.1        3,117     2.0
  Interest expense (income),
   net                             (1,165)  -0.6         (746)   -0.5
                               ----------- ------  ----------- -------
    Total costs and expenses      173,316   90.1      141,119    88.3
                               ----------- ------  ----------- -------
    Income before income taxes     18,971    9.9       18,639    11.7
Income tax expense                  7,627    4.0        7,176     4.5
                               ----------- ------  ----------- -------
    Net income                     11,345    5.9       11,463     7.2

Earnings per common share:
  Basic                       $      0.56         $      0.59
                               ===========         ===========
  Diluted                     $      0.56         $      0.57
                               ===========         ===========
Shares used in computing
 common per share amounts:
  Basic                        20,115,818          19,538,111
  Diluted                      20,413,563          20,173,764

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)

                                                July 1    December 31,
                                                 2006         2005
                                              -----------  -----------
                   ASSETS
 Current assets:
    Cash and cash equivalents                $    10,554  $    90,950
    Inventories                                   48,029       40,157
    Receivables                                   10,781        6,629
    Prepaid expenses and other current assets     14,174        6,839
    Deferred tax assets                            3,636        3,232
                                              -----------  -----------
       Total current assets                       87,174      147,807

 Property and equipment, net                     117,504       89,973
 Note receivable from franchisee                       -        4,518
 Goodwill                                         31,074            -
 Other intangible assets, net                      3,301        1,454
 Other assets, net                                 3,715        2,356
                                              -----------  -----------
 Total Assets                                $   242,768  $   246,108
                                              ===========  ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable                         $    31,069  $    34,996
    Accrued expenses                               5,712       15,792
    Gift cards and customer deposits              15,201       22,865
    Deferred revenue                               8,362        7,508
                                              -----------  -----------
       Total current liabilities                  60,343       81,161
                                              -----------  -----------

 Deferred franchise revenue                        2,764        2,306
 Deferred rent                                    34,399       30,687
 Other liabilities                                   529          586
 Deferred tax liabilities                            426        1,011

 Stockholders' equity:
    Common stock, par value $0.01 per share          205          201
    Additional paid-in capital                    86,595       85,259
    Other comprehensive income                       (98)           -
    Retained earnings                             57,759       46,700
    Notes receivable from officers                  (154)        (151)
    Unearned compensation                              -       (1,652)
                                              -----------  -----------
       Total stockholders' equity                144,307      130,357
                                              -----------  -----------
 Total Liabilities and Stockholders' Equity  $   242,768  $   246,108
                                              ===========  ===========



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
              Unaudited Selected Financial and Store Data
            (dollars in thousands, except square foot data)

                                  13 Weeks 13 Weeks  26 Weeks 26 Weeks
                                   Ended    Ended     Ended    Ended
                                  July 1,  July 2,   July 1,  July 2,
                                   2006     2005      2006     2005
                                  -------- --------  -------- --------

Other financial data:
   Gross margin ($) (1)          $ 40,772   34,501  $ 88,642   77,827
   Gross Margin (%) (1)              43.9%    47.1%     46.5%    48.9%
   Capital expenditures          $ 21,416   10,590  $ 31,082   16,091
   Depreciation and amortization $  5,801    4,352  $ 10,583    8,517


Store data (2):
   Number of stores at end of
    period                            256      186       256      186
   Store square footage at end of
    period                        732,620  575,682   732,620  575,682
   Comparable store sales change
    (%) (3)                          -4.4%    -6.9%     -4.1%    -0.6%


(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Excludes our webstore and seasonal and event-based locations.
(3)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5379